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                      November 10, 2020

       Yue (Justin) Tang
       Chief Executive Officer and Chairman
       X Financial
       7-8F, Block A, Aerospace Science and Technology Plaza
       No. 168, Haide Third Avenue, Nanshan District
       Sheuzhen, 518067, The People's Republic of China

                                                        Re: X Financial
                                                            Form 20-F for the
Fiscal Year Ended December 31, 2019
                                                            Filed June 4, 2020
                                                            File No. 001-38652

       Dear Mr. Tang:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                      Sincerely,


                      Division of Corporation Finance

                      Office of Finance